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PROSPECTUS SUPPLEMENT NO. 7 (To Prospectus dated January 8, 2004)	Filed Pursuant to Rule 424(b)(3) Registration Number 333-110094

Bausch & Lomb Incorporated

FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2023
AND SHARES OF COMMON STOCK
ISSUABLE UPON CONVERSION THEREOF

        This prospectus supplement, which supplements Bausch & Lomb Incorporated's prospectus dated January 8, 2004, relates to resales by selling security holders of $160,000,000 in aggregate principal amount of Bausch & Lomb Incorporated's Floating Rate Convertible Senior Notes due 2023 and the shares of Bausch & Lomb common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus and the information incorporated by reference which is filed from time to time by Bausch & Lomb Incorporated with the Securities and Exchange Commission.

        The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

        Investing in the Notes and our common stock involves risks. See "Risk Factors" beginning on page 13 of the accompanying prospectus and information incorporated by reference to filings made by Bausch & Lomb Incorporated with the Securities and Exchange Commission.

        The date of this prospectus supplement is October 26, 2004.

IMPORTANT NOTICE TO READERS

        This prospectus supplement, dated October 26, 2004, amends and supplements the accompanying prospectus dated January 8, 2004, which is a part of a registration statement (No. 333-110094) we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, the selling security holders may, from time to time, offer notes or shares of our common stock issued upon conversion of the notes owned by them. Each time the selling security holders offer notes or common stock under this prospectus, they are required to provide to potential investors a copy of the prospectus and a copy of any prospectus supplements. You should read both the prospectus and all prospectus supplements, together with the information incorporated by reference in the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus for more information.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus supplement and the accompanying prospectus is delivered or when any sale of our securities occurs.

        This prospectus supplement identifies one or more additional selling security holders and selling security holders who have provided us with new information in accordance with the rules of the Securities and Exchange Commission. Except as amended by this prospectus supplement or by information incorporated by reference, you should refer to the accompanying prospectus for a description of the notes and our common stock and other information about us and our securities. We use certain terms in this prospectus supplement with the meaning given to them in the accompanying prospectus.

        Our business was founded in 1853 and incorporated in the State of New York in 1908. Our principal executive offices are located at One Bausch & Lomb Place, Rochester, New York 14604. Our telephone number is (585) 338-6000.

SELLING SECURITY HOLDERS

        We originally issued the notes in a private offering in August 2003. The notes were resold by the initial purchasers of the notes in the United States to qualified institutional buyers under Rule 144A under the Securities Act. Selling security holders, including their transferees, pledges, donees or successors, may from time to time offer and sell the notes and the underlying common stock pursuant to this prospectus or any applicable prospectus supplement.

        The table below and the table in the accompanying prospectus sets forth the name of each selling security holder, the principal amount of notes and shares of common stock beneficially owned by each selling security holder, and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling security holders named in the table.

        The information set forth in the following table supplements the information in the table appearing under the heading "Selling Security Holders" in the accompanying prospectus. The information regarding the selling security holders listed below was furnished to us by such selling security holders on or before October 25, 2004 and we have not sought to verify this information. Information about other selling security holders is set forth in the accompanying prospectus and information about additional selling security holders will be set forth in prospectus supplements or amendments to this prospectus, if required.

        Because the selling security holders may offer all or some portion of the notes or underlying shares of common stock listed below, we have assumed for purposes of this table that the selling security holders will sell all of the shares of common stock offered by this prospectus pursuant to this prospectus. Accordingly, we cannot estimate the amounts of notes or shares of common stock that will be held by the selling security holders following the consummation of any such sales. See "Plan of Distribution" in the accompanying prospectus for more information. In addition, the selling security holders listed in the table below may have

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acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes since the date on which they provided to us the information presented in the table.

        Information about selling security holders may change over time. Any changed information given to us by the selling security holders will be set forth in prospectus supplements or post-effective amendments if and when necessary. The aggregate principal amount of Notes beneficially owned and offered, as set forth in the table of selling security holders, will from time to time exceed the amount of Notes outstanding since security holders may transfer their holdings in privately negotiated transactions without notice to us. As a result, more than one selling security holder may have reported information to us information regarding the same securities.

        Unless otherwise disclosed in the footnotes to the table, no selling security holder has indicated that it has held any position or office or had any other material relationship with us or our affiliates within the past three years.

					Common Stock Owned Upon Completion of the Offering
	Principal Amount of Notes Beneficially Owned and Offered		Shares of Common Stock Owned Prior to the Offering(1)
Name of Beneficial Owner		Percentage of Notes Outstanding		Conversion Shares of Common Stock Offered(2)	Number of Shares	Percentage(3)
Suntrust Bank f/b/o Georgia Municipal Employees	$850,000	*	—	13,834	—	—
Credit Suisse First Boston LLC	$1,500,000	*	—	24,414	—	—
*
Less than 1%.

(1)
Excludes shares of common stock into which the notes may be convertible, calculated as set forth in note (2) below.

(2)
Assumes conversion of all of the holder's notes at a conversion rate of 16.2760 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate is subject to adjustment as described under "Description of Notes — Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3)
Calculated based on 53,188,844 shares of our common stock outstanding as of June 26, 2004. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder's notes. However, we did not assume the conversion of any other holder's notes.

        The accompanying prospectus incorporates by reference documents that are not presented in this prospectus supplement or the accompanying prospectus or delivered with this prospectus supplement or the accompanying prospectus. You may request a copy of the prospectus or any information incorporated by reference, excluding exhibits, at no cost, by writing or telephoning us at the following address: Bausch & Lomb Incorporated, One Bausch & Lomb Place, Rochester, New York 14604-2701, Attention: Investor Relations (telephone 585-338-5757) or you may locate the material on our website http:/www.bausch.com.

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Bausch & Lomb Incorporated FLOATING RATE CONVERTIBLE SENIOR NOTES DUE 2023 AND SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
IMPORTANT NOTICE TO READERS
SELLING SECURITY HOLDERS